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      CREDIT STORE CLARIFIES PRIOR ANNOUNCEMENT REGARDING BURKE RESIGNATION


Sioux Falls, SD, September 27, 2000 - The Credit Store, Inc. (AMEX:CDS) previously announced the resignation of Martin J. Burke, III as its Chairman and CEO. Mr. Burke's resignation was the result of differences between Mr. Burke and the Board of Directors. This announcement is intended to clarify a press release of September 22, 2000.

The Credit Store, Inc. is a technology based financial services company that provides unsecured credit card products to consumers who may otherwise fail to qualify for a traditional unsecured bank credit card. The company reaches consumers by acquiring portfolios of non-performing consumer receivables and offering a new credit card to those consumers who agree to pay all or a portion of the outstanding amount due on their debt. The new card is issued with an initial balance and credit line equal to the agreed repayment amount. After appropriate seasoning, the company seeks to sell or securitize the credit card receivables generated by this business strategy.



For further information contact:

Steven Bruce
The Abernathy MacGregor Group
212.371.5999